LICENSE AGREEMENT
University of Michigan File 2169

This Agreement is effective as of August 3, 2005 (the "Effective Date"), between Pipex, Inc. ("LICENSEE") having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the State of Michigan ("MICHIGAN"). LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 "FIELD OF USE" means all fields.

1.2 "FIRST COMMERCIAL SALE" means the first sale, rental, or lease of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than sale of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, such as field trials or clinical trials, being conducted to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.3 "LICENSED PRODUCT(S)" means any product that, but for this Agreement:

(a) comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; or

(b) is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS.

1.4 "LICENSED PROCESS(ES)" means any process or method that, but for this Agreement, comprises an infringement (including contributory or inducement) of an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

1.5 "NET SALES" means the amount billed or invoiced, and if any amount is not billed or invoiced, the amounts received, on sales, rental or lease, however characterized, by LICENSEE and/or SUBLICENSEES of LICENSED PRODUCTS and uses of LICENSED PROCESSES, less the following deductions (so long as such deductions are not obtained in view of other consideration received by LICENSEE):

(a) cash discounts actually granted to customers in such invoices for sales or lease of LICENSED PRODUCTS, but only in amounts customary in the trade;

(b) sales, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular sales and actually paid by LICENSEE to a governmental unit;

(c) actual freight expenses between LICENSEE and customers, to the extent such expenses are not charged to or reimbursed by customers; or

(d) amounts actually refunded or credited on returns.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.6 "PATENT RIGHTS" means MICHIGAN'S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a) the following United States and foreign patents and/or patent applications, and divisionals, continuations (except continuations-in-part), and foreign counterparts of the same: U.S. Issued Patent 6,855,340 B2, U.S patent application 11/057,353 and companion PCT/US03/16366 nationalized in Australia, Canada, and Europe;

(b) United States and foreign patents issued from the applications listed in in subparagraph 1.6(a) above, including any reissued or reexamined patents based upon the same.

1.7 "ROYALTY PERIOD(S)" means the six-month periods ending on the last days of June and December each year.

1.8 "SUBLICENSEE(S)" means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement.

1.9 "TERRITORY" means worldwide.

ARTICLE 2 – GRANT OF LICENSE

2.1 MICHIGAN hereby grants to LICENSEE an exclusive license with the right to grant sublicenses, both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, market, offer for sale and sell LICENSED PRODUCTS and to practice LICENSED PROCESSES. MICHIGAN grants no license, either express or implied, to any patent, patent application, know-how, or other intellectual property other than specifically recited herein.

2.2 MICHIGAN reserves the right to practice the PATENT RIGHTS for research, public service, internal (including clinical) and/or educational purposes, and the right to grant the same limited rights (excluding clinical) to other academic research institutions.

2.3 This Agreement shall extend until expiration of the last to expire of the licensed PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.4 LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States.

2.5 To the extent that the following grant may be required by research funding agreements between MICHIGAN and the United States Government, MICHIGAN reserves the right to grant to the United States Government nonexclusive, nontransferable, irrevocable, paid-up licenses to practice or have practiced for or on behalf of the United States PATENT RIGHTS throughout the world.

ARTICLE 3 - CONSIDERATION

3.1 LICENSEE shall pay royalties to MICHIGAN until the expiration date of the last to expire of PATENT RIGHTS or until this Agreement is terminated. Royalties shall include:

(a) A License Issue Fee of Twenty-Five Thousand Dollars ($25,000). Such License Issue Fee shall be nonrefundable and is due fourteen days (14) from the complete execution of this Agreement. LICENSEE will pay further fees in the form of reimbursement of certain costs pursuant to Article 7 hereof.

(b) Running Royalties equal to two percent (2%) of NET SALES. If LICENSEE makes any NET SALES to any party affiliated with LICENSEE, or in any way directly or indirectly related to or under the common control with LICENSEE, at a price less than the regular price charged to other parties, the Running Royalties payable to MICHIGAN shall be computed on the basis of the regular price charged to other parties.

(c) Non-Sales Based Sublicense Income of twenty percent (20%) of any revenue not based on NET SALES LICENSEE receives from SUBLICENSEES in consideration for rights under the PATENT RIGHTS (e.g., license issue fees, maintenance fees, milestone payments, other royalties), excluding amounts received by LICENSEE from third parties in connection with the issuance of debt or equity securities in LICENSEE or to fund or reimburse research and development of Licensed Product.

(d) Reimbursement of back patent costs of $23,758.59 through July 31, 2005.

(e) LICENSEE shall pay to MICHIGAN an Annual License Maintenance Fee ("Annual Fee"). This Annual Fee is accrued on June 30 of the years specified below, and is payable with the semi-annual report for the ROYALTY PERIOD in which the Annual Fee accrues. LICENSEE may credit each Annual Fee in full against all royalties otherwise due MICHIGAN for the prior July 1 through the June 30 on which the Annual Fee accrues. The annual license maintenance fees are:

(1) In 2006-2008: $5,000;

(2) In 2009-2012: $15,000;

(3) In 2013 and in each year thereafter during the term of this Agreement: $50,000. Should this Agreement terminate or expire other than on a June 30, the Annual Fee for such portion of a year shall be determined by multiplying the amount set forth above for the given year by a fraction, the numerator of which

shall be the number of days since the prior June 30 during which the Agreement is in effect and the denominator of which shall be three hundred and sixty-five.

(f) LICENSEE shall pay the following milestone payments:

(i) One Hundred Thousand Dollars ($100,000) upon the first filing of a New Drug Application (NDA) incorporating the PATENT RIGHTS with the United States Food and Drug Administration (FDA);

(ii) Two Hundred Fifty Thousand Dollars ($250,000) upon the first approval of a New Drug Application incorporating the PATENT RIGHTS from the United States Food and Drug Administration (FDA), incorporating the PATENT RIGHTS.

(g) Within ninety (90) days of the Effective Date, LICENSEE shall enter into a sponsored research agreement for $300,000 in total costs per year for a minimum of three years.

(h) LICENSEE may be obligated or deem it reasonably necessary to pay consideration to a third party (other than an affiliate) that holds one or more U.S. patent(s) that is in the reasonable judgment of LICENSEE after receiving prior advice of patent counsel infringed by the manufacture, use or sale of LICENSED PRODUCTS or LICENSED PROCESSES. In such case, LICENSEE shall be entitled to deduct up to fifty percent (50%) of such consideration paid to such third party for a given ROYALTY PERIOD in a straight line fashion from the royalties payable to MICHIGAN under Section 3.1 for that same ROYALTY PERIOD. However in no event shall the royalty payable to MICHIGAN for the ROYALTY PERIOD be reduced by more than fifty percent (50%) of what otherwise would be due in the absence of this Section. For the sake of clarity, amounts not deductible from royalties payable to MICHIGAN due to the fifty percent limitation of the prior sentence shall not be carried forward to any subsequent ROYALTY PERIOD. LICENSEE shall provide evidence of any such consideration it pays to such third parties.

3.2 LICENSEE shall be responsible for the payment of all taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties payable to MICHIGAN under this agreement. Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, MICHIGAN's exemption from any such tax or deduction.

3.2 LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.3 Royalty payments shall be paid to the "Regents of the University of Michigan" in United States dollars in Ann Arbor, Michigan, sent as provided in Article 13. In computing royalties,

LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.4 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of five percent (5%) above the prime rate in effect at the JP Morgan Chase & Co. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

3.5 In further consideration of the license hereby granted, LICENSEE agrees that MICHIGAN shall be entitled to an equity interest in LICENSEE on the following basis:

3.5.1 Upon the issuance by LICENSEE of equity interest in LICENSEE (whether in the form of capital stock or otherwise) for an aggregate value of not less than Two Million Dollars (for new money only, exclusive of conversion of indebtedness) to one or more third party venture capital fund or institutional investors not currently holders of any equity interest in LICENSEE and in one or more rounds of equity financing (the "REQUIRED FUNDING EVENT"), LICENSEE shall transfer to MICHIGAN that number of shares of common stock that represents not less than three percent (3%) of the "fully-diluted" equity of LICENSEE (the "APPLICABLE PERCENTAGE"), taking into account all of the equity or rights to acquire equity issued in the most recent round of equity financing (including all such equity or rights issued in one or more unconditional tranches of such round) LICENSEE shall make such transfer pursuant to, and subject to the terms of, the form of Stock Transfer Agreement attached hereto as Appendix B (the "STOCK TRANSFER AGREEMENT"). For purposes of this Paragraph, (1) "fully diluted" means the sum of (a) the number of all shares of capital stock or other equity interest of LICENSEE issued and outstanding, (b) the number of shares of capital stock or other equity interest subject to, or reserved in respect of, any outstanding right to acquire capital stock or other equity interest in LICENSEE, and (c) all shares of capital stock or other equity or profits interest reserved in respect of any plan or other arrangement for the issuance of capital stock or other equity or profits interest or rights to acquire the same, including, without limitation, any stock option, restricted stock or profits interest plan in place as of the date of the REQUIRED FUNDING EVENT, and (2) "round of equity financing" means the sale of capital stock or other equity interest issued in one or more tranches at the same per share or unit price and with identical rights with respect to liquidation preference, conversion, anti-dilution protection, dividend or profits preference, redemption and voting, as applicable.

3.5.2 Notwithstanding the foregoing, in the event either (a) no REQUIRED FUNDING EVENT shall have occurred within twenty-four months (24) after the date of this Agreement (the "EQUITY DEADLINE"), or (b) LICENSEE shall have entered into any agreement or other arrangement prior to such date that will result in a CHANGE OF CONTROL that does not constitute a REQUIRED FUNDING EVENT, LICENSEE shall

instead transfer to MICHIGAN the APPLICABLE PERCENTAGE of the then fully-diluted equity of LICENSEE in the form of the then authorized type and class of capital stock or other equity interest with the most senior rights, determined on the basis of the following order of priority: liquidation preference, conversion rights, anti-dilution protection, dividend or profits preference, redemption and voting. LICENSEE shall make such transfer pursuant to, and subject to the terms of, the STOCK TRANSFER AGREEMENT as of (1) in the case of the foregoing clause (a), the EQUITY DEADLINE, or (2) in the case of the foregoing clause (b), the date immediately prior to the date of closing of the transaction giving rise to the operation thereof. For purposes of this Paragraph, a "CHANGE OF CONTROL" means (i) the acquisition of LICENSEE by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of LICENSEE, or (ii) a sale of all or substantially all of the assets of LICENSEE.

3.5.3 Notwithstanding the foregoing, in the event that a REQUIRED FUNDING EVENT shall occur at any time during the sixty (60) day period following the EQUITY DEADLINE and LICENSEE shall have transferred equity to MICHIGAN pursuant to the foregoing Paragraph 3.5.2(a), LICENSEE and MICHIGAN agree to take, or cause to be taken, all such steps and actions all shall be necessary or prudent to instead transfer equity to MICHIGAN as contemplated by Paragraph 3.5.1 hereof as though the REQUIRED FUNDING EVENT had occurred prior to the EQUITY DEADLINE.

ARTICLE 4 - REPORTS

4.1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before July 30 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased or distributed by LICENSEE and each SUBLICENSEE.
(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES.
(c) accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES, including NET SALES, excluding the deductions therefor.
(d) deductions applicable as provided in the definition for NET SALES above.
(e) royalties due on additional payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.

instead transfer to MICHIGAN the APPLICABLE PERCENTAGE of the then fully-diluted equity of LICENSEE in the form of the then authorized type and class of capital stock or other equity interest with the most senior rights, determined on the basis of the following order of priority: liquidation preference, conversion rights, anti-dilution protection, dividend or profits preference, redemption and voting. LICENSEE shall make such transfer pursuant to, and subject to the terms of, the STOCK TRANSFER AGREEMENT as of (1) in the case of the foregoing clause (a), the EQUITY DEADLINE, or (2) in the case of the foregoing clause (b), the date immediately prior to the date of closing of the transaction giving rise to the operation thereof. For purposes of this Paragraph, a "CHANGE OF CONTROL" means (i) the acquisition of LICENSEE by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of LICENSEE, or (ii) a sale of all or substantially all of the assets of LICENSEE.

3.5.3 Notwithstanding the foregoing, in the event that a REQUIRED FUNDING EVENT shall occur at any time during the sixty (60) day period following the EQUITY DEADLINE and LICENSEE shall have transferred equity to MICHIGAN pursuant to the foregoing Paragraph 3.5.2(a), LICENSEE and MICHIGAN agree to take, or cause to be taken, all such steps and actions all shall be necessary or prudent to instead transfer equity to MICHIGAN as contemplated by Paragraph 3.5.1 hereof as though the REQUIRED FUNDING EVENT had occurred prior to the EQUITY DEADLINE.

ARTICLE 4 - REPORTS

4.1 Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before July 30 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.2 After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to MICHIGAN. By each July 30 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a) number of LICENSED PRODUCTS sold, leased or distributed by LICENSEE and each SUBLICENSEE.
(b) NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold by LICENSEE and all SUBLICENSEES.
(c) accounting for all LICENSED PROCESSES used or sold by LICENSEE and all SUBLICENSEES, including NET SALES, excluding the deductions therefor.
(d) deductions applicable as provided in the definition for NET SALES above.
(e) royalties due on additional payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.

(f) foreign currency conversion rate and calculations (if applicable) and total royalties due.
(g) names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 4.5) of all SUBLICENSEES having a sublicense or option therefor any time during the particular ROYALTY PERIOD.
(h) for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD, the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.
(i) any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE's knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3 LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

4.4 LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES to: (a) open such records for inspection upon reasonable notice during business hours by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than five percent (5%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5 So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, any company related to LICENSEE or SUBLICENSEE (including optionees) does not qualify as a "Small Entity" under U.S. patent laws, LICENSEE shall notify MICHIGAN immediately. The parties understand that the changes

to LICENSEE's, SUBLICENSEE's, or optionees' businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than 500 total employees, sublicense agreements, and sublicense options.

ARTICLE 5 - DILIGENCE

5.1 LICENSEE shall use commercially reasonable efforts to bring LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a thorough, vigorous and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement. LICENSEE has the responsibility to do all that is necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

5.2 As part of the diligence required by Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the "MILESTONES") by the following dates:

a) Initiate manufacturing under Good Manufacturing Practices (GMP) of bulk active pharmaceutical ingredient used in the LICENSED PRODUCTS within one year of the Effective Date of this Agreement;

b) Complete on-going Phase I/II clinical trial with the LICENSED PRODUCTS for the treatment of idiopathic pulmonary fibrosis within eighteen months (18) of the Effective Date of this Agreement;

c) Initiate a Phase II multi-center human clinical trial with a LICENSED PRODUCT within thirty-six months (36) of the Effective Date of this Agreement;

d) Initiate filing of a New Drug Application (NDA) with the FDA within six (6) years from the Effective Date of this Agreement.

5.3 For the purposes of this Agreement, initiation of a clinical trial shall mean that date upon which the first patient or subject is treated with a LICENSED PRODUCT under a protocol approved by an appropriate drug regulatory agency with a therapeutic agent or process that has been manufactured according to Good Manufacturing Practices (GMP) guidelines provided by the relevant regulatory agency.

5.4 LICENSEE shall complete the REQUIRED FUNDING CLOSING within twenty-four months (24) from the execution of this Agreement.

5.5 LICENSEE must achieve the MILESTONES on or before the deadline dates indicated and MICHIGAN shall have the sole discretion to determine the validity of a MILESTONE being reached. LICENSEE shall notify MICHIGAN within ten (10) days after each deadline as to

whether such MILESTONE was met. If LICENSEE'S failure to meet any MILESTONE under this Article continues for thirty (30) days after the date of any MILESTONE deadline, LICENSEE will be deemed to be in material breach of this Agreement, and MICHIGAN may terminate the Agreement effective on ten (10) days notice, unless LICENSEE achieves the MILESTONE within this ten day period.

5.6 MICHIGAN may terminate this license upon written notice if the FIRST COMMERCIAL SALE does not occur on or before the date eight (8) years after the Effective Date.

ARTICLE 6 - SUBLICENSING

6.1 LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE and its number of employees, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

6.2 LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of MICHIGAN.

6.3 Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment.

6.4 LICENSEE shall require that all sublicenses:

(1) be consistent with the terms and conditions of this Agreement;

(2) contain the SUBLICENSEE'S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN's liability, as provided by Article 9 below; and

(3) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 (duty to defend, hold harmless, and indemnify MICHIGAN); 10.3 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN's name); 14.8 (duty to control exports).

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1 MICHIGAN has the right to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, interferences, and disputes (including litigation) regarding inventorship. LICENSEE shall fully cooperate in such activities.

7.2 MICHIGAN shall notify LICENSEE of all information received by MICHIGAN relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENT RIGHTS, and shall make reasonable efforts to allow LICENSEE to review, comment, and advise upon such information. LICENSEE agrees to hold such information confidential and to use the information provided by MICHIGAN only for the purpose of advancing MICHIGAN's PATENT RIGHTS.

7.3 LICENSEE shall reimburse MICHIGAN for all fees and costs relating to the activities described in this Article. Such reimbursement shall be made within thirty (30) days of receipt of MICHIGAN's invoice and shall be subject to the interest and other requirements specified in Paragraph 3.4 above.

7.4 Improvements by LICENSEE: Title to any general technology, improvement or LICENSEE know-how developed or discovered or patented solely by LICENSEE in connection with the license granted under Section 2.1 above shall be vested solely in LICENSEE. Any know-how developed or improvements developed solely by LICENSEE after the Effective Date, including any and all regulatory documentation shall be property of the LICENSEE.

ARTICLE 8 - ENFORCEMENT

8.1 Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by another party. LICENSEE has the first option to police the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN in writing thirty (30) days before filing any suit. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by counsel, including with respect to PATENT RIGHTS. This right to police includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN. If LICENSEE has a reasonable basis for policing the patents, MICHIGAN shall provide reasonable assistance to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance rendered at LICENSEE'S request or reasonably required by MICHIGAN and if LICENSEE notifies MICHIGAN in writing thirty (30) days before filing any suit. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph. LICENSEE shall defend, indemnify and hold harmless MICHIGAN with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

If a declaratory judgment action alleging invalidity or unenforceability of any of the PATENT RIGHTS is brought against LICENSEE or MICHIGAN, then MICHIGAN, at its sole option, has the right to intervene and assume control over the defense of such action, and LICENSEE shall provide reasonable cooperation in the defense of such action. If a third party files such action as the result of acts of LICENSEE, then LICENSEE shall reimburse the reasonable costs and fees of MICHIGAN in defending such action.

8.2 If LICENSEE demonstrates to MICHIGAN that it has a reasonable basis to believe that a third party infringes the PATENT RIGHTS and undertakes to enforce and/or defend the

PATENT RIGHTS by litigation in the United States, LICENSEE may temporarily withhold up to fifty percent (50%) of the payments otherwise thereafter due during the course of such litigation to MICHIGAN under Article 3 under the following terms. LICENSEE may apply the amounts withheld to pay up to half of LICENSEE's out-of-pocket litigation expenses, including reasonable attorneys' fees, but not including salaries of LICENSEE's employees. If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE'S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse MICHIGAN for any other reasonable unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

If LICENSEE undertakes to enforce and/or defend the PATENT RIGHTS by litigation in a foreign county, and recovers damages in the patent litigation, the award shall be applied first to satisfy LICENSEE'S unreimbursed expenses and legal fees for the litigation, and next to reimburse MICHIGAN for any payments under Article 3 which are past due, and then to reimburse MICHIGAN for any unreimbursed expenses and legal fees for the litigation. The remaining balance shall be divided equally between LICENSEE and MICHIGAN.

8.3 If LICENSEE fails to take action to abate any alleged infringement of patents which form the basis for the PATENT RIGHTS within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws) then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at LICENSEE's expense. MICHIGAN has full authority to settle on such terms as MICHIGAN determines, except that MICHIGAN shall not reach any settlement whereby it provides a license for future activities to a third party under the PATENT RIGHTS in the TERRITORY and the FIELD OF USE without the consent of LICENSEE. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN'S unreimbursed expenses and legal fees for the litigation, next to reimburse MICHIGAN for any payments overdue under this Agreement, and then to reimburse LICENSEE for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives). The remaining balance shall be divided equally between LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

ARTICLE 9 - NO WARRANTIES: LIMITATION ON MICHIGAN'S LIABILITY

9.1 MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or use of LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2 **MICHIGAN**, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY **LICENSEE** OR **SUBLICENSEES** OF **LICENSED PRODUCTS** OR **LICENSED PROCESSES**.

9.3 **LICENSEE** AND **SUBLICENSEES** ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF **LICENSED PRODUCTS** AND **LICENSED PROCESSES**. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4 LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys' fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The direct or indirect use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS.

10.2 MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN's written approval.

10.3 Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE and MICHIGAN with respect the events covered by Paragraph 10.1. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, and MICHIGAN with respect to the events covered by Paragraph 10.1. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold,

licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE's policy, by said SUBLICENSEE -- and must specify MICHIGAN, including its Regents, fellows, officers and employees, as an additional insured. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.4 In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

ARTICLE 11 - TERM AND TERMINATION

11.1 If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the address for notices provided in Article 13.

11.2 If LICENSEE fails to make any payment due to MICHIGAN, upon ninety (90) days' written notice by MICHIGAN, this Agreement shall automatically terminate unless MICHIGAN specifically extends such date in writing. Such termination shall not foreclose MICHIGAN from collection any amounts remaining unpaid or seeking other legal relief.

11.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences listed in Paragraphs 5.3, 5.4, 11.1 and 11.2 (the terms of which shall take precedence over the handling of any other material breach or default under this Paragraph 11.3), MICHIGAN has the right to terminate this Agreement effective on ninety (90) days' written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the thirty day period unless LICENSEE cures the material breach or default before the period expires.

11.4 LICENSEE has the right to terminate this Agreement at any time on ninety (90) days' written notice to MICHIGAN if LICENSEE:

(a) pays all amounts due MICHIGAN through the effective date of the termination;

(b) submits a final report of the type described in Paragraph 4.2;

(c) returns any patent documentation, other than LICENSEE developed know-how, regulatory documentation and Intellectual Property (including that exchanged under Article 7) and any other confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or, with prior approval by MICHIGAN, destroys such materials, and certifies in writing that such materials have all been returned or destroyed;

(d) suspends its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S) (subject to Paragraph 11.5 below);

Upon notice of intent to terminate, MICHIGAN may elect to immediately terminate this Agreement upon written notice.

11.5 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1) obligations to pay royalties and other sums, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2) MICHIGAN's rights to inspect books and records as described in Article 4, and LICENSEE's obligations to keep such records for the required time;

(3) any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4) the provisions of Articles 1, 9, 10, and 14; and

(5) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

11.6 After the license(s) granted herein terminate, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with MICHIGAN or MICHIGAN's future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2 LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1 Any notice, request, report or payment required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier or certified mail, electronic mail followed by confirmation by regular U.S. mail, or registered mail (return receipt requested) to the address set forth below or such other address as such party

specifies by written notice given in conformity herewith. Any notice, request, report or payment not so given is not effective until actually received by the other party.

To MICHIGAN:	To LICENSEE:
The University of Michigan Office of Technology Transfer Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280	Pipex, Inc. 3985 Research Park Drive Suite 4 Ann Arbor, MI 48109.
Attn: File No. 2169	Attn: Steve H. Kanzer

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied according to United States and State of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3 MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.8 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding, LICENSEE may, without MICHIGAN's consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE's business relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

14.11 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

ARTICLE 15 - CONFLICT OF INTEREST MANAGEMENT

14.7 LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.8 LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9 The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10 LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN and shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN. Notwithstanding, LICENSEE may, without MICHIGAN's consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE's business relating to the subject matter of this Agreement, so long as such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE.

14.11 If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

ARTICLE 15 - CONFLICT OF INTEREST MANAGEMENT

15.1 This Agreement and the licenses granted hereunder are subject to approval by a two-thirds majority vote of the Regents of the University of Michigan.

15.2 Unless MICHIGAN provides appropriate formal approvals, continuing development of LICENSED PRODUCTS and LICENSED PROCESSES will take place without the use of MICHIGAN funds, facilities, or other resources of or funds administered by MICHIGAN.

15.3 LICENSEE shall cooperate with MICHIGAN in developing and implementing appropriate plans for management of potential conflicts of interest and conflicts of commitment of MICHIGAN employees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE	FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN
By_______________	By_______________
Steve H. Kanzer Chairman, President & Chief Executive Officer	Ruth L. Rasor Director of Licensing UM Technology Transfer
Date 8/5/05	Date 3 August 2005